Exhibit 99.1

News Release

RAY MILCHOVICH TO REJOIN THE NUCOR BOARD OF DIRECTORS

CHARLOTTE, NORTH CAROLINA, September 11, 2012 – Nucor Corporation (NYSE: NUE) announced that its board of directors increased its size from 10 to 11 members with the election of Raymond J. Milchovich. Mr. Milchovich, 62, previously served on Nucor’s board from 2002 through 2007. Mr. Milchovich retired from Foster Wheeler AG in November 2011 where he served as chairman, chief executive officer and president. Foster Wheeler, headquartered in Zug, Switzerland, is a global engineering and construction company serving primarily the energy infrastructure markets in 25 countries, employing approximately 13,000 people, and generating $4.5 billion of revenues in 2011.

Mr. Milchovich began his career in the steel industry, holding a variety of operating management positions for Wisconsin Steel Corporation and Wheeling-Pittsburgh Steel Corporation. He then joined Kaiser Aluminum and Chemical Corporation in 1980 where he progressed from operations management to become chairman, chief executive officer and president. Mr. Milchovich served on the board of Delphi Corporation from 2005 through 2009.

A native of the Pittsburgh area, Mr. Milchovich is a graduate of California University of Pennsylvania and later attended the Program for Management Development at the Harvard Business School.

“We are very pleased to welcome Ray back to the Nucor team,” said Dan DiMicco, chairman and chief executive officer of Nucor. “The Company greatly benefited from his past service on the board, and we are confident that his experience and guidance will be invaluable to us going forward.”

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and non ferrous scrap. Nucor is North America’s largest recycler.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com